Exhibit 16.1

201 N. Illinois Street, Suite 700 P.O. Box 44998 Indianapolis, IN 46244-0998 317.383.4000 Fax 317.383.4200 www.bkd.com

March 12, 2010

U.S. Securities and Exchange Commission
100 F Street, NE

Washington, DC 20549

First Ottawa Bancshares, Inc. — File No. 000-304095

Dear Ladies and Gentlemen:

We have read the statements included under Item 4.01(a) in the Form 8-K dated March 12, 2010, of First Ottawa Bancshares, Inc. (the “Company”) to be filed with the Securities and Exchange Commission, and we agree with such statements as they relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

/s/ BKD LLP

Indianapolis, Indiana